Shareholder Letter Q4 2023 FY 2023 February 7, 2024 .2Exhibit 99.2

To Our Shareholders: In this shareholder letter, we will cover our operating results for Q4 2023 as well as for the entire 2023 fiscal year. We will also provide guidance on key metrics for Q1 2024 and for FY 2024. We are excited about our performance in 2023 and believe we take a great deal of momentum into 2024. During our Investor Day last November, we communicated some key financial themes: 1. We expect to compound our top line by 20%� per year through at least 2027 2. By managing the growth in our fixed costs (headcount and infrastructure), we are targeting margin expansion of 100 - 300 basis points each year 3. We are able to moderate capital expenditures now that we are through a significant investment cycle As a result, we believe we are well positioned to deliver increasing amounts of cash flow while carefully managing stock dilution. Q4 and FY 2023 Results: Our fourth quarter and full year 2023 results were consistent with comments we shared at Investor Day: ● Fourth quarter revenue totaled $749.9 million and grew by 30% over revenue in Q4 2022. Bookings in Q4 2023 totaled $1,126.8 million, an increase of 25% over Q4 2022. This was the highest rate of year-over-year bookings growth in over two years. For FY 2023, revenue was $2,799.3 million, up 26% year-over-year, and bookings totaled $3,520.8 million, an increase of 23% over bookings in fiscal 2022. ● Consolidated net loss in Q4 2023 was $325.3 million, compared to a consolidated net loss of $291.5 million in Q4 2022. For FY 2023, consolidated net loss was $1,158.9 million compared to a consolidated net loss of $934.1 million in FY 2022. We report net losses despite generating positive operating cash flows in part because the vast majority of our bookings are deferred and recognized into revenue over the average lifetime of a paying user - which was 28 months in Q4 2023 - while the majority of our expenses are recognized during the period incurred. Therefore, we expect to continue to report net losses for the foreseeable future even as we anticipate generating net cash provided by operating activities. 1

- In Q4 2023, cash provided by operating activities was $143.3 million, an increase of 20% over Q4 2022. For FY 2023, cash provided by operating activities was $458.2 million, up 24% over FY 2022.
- Free cash flow for Q4 was $78.1 million compared to $(38.0) million in Q4 2022, an improvement of $116.1 million. For FY 2023, free cash flow totaled $124.0 million compared to $(58.4) million in FY 2022, an increase of $182.4 million.
- In Q4 2023, Covenant Adjusted EBITDA was $259.6 million, 42% higher than in Q4 2022. For the full year 2023, Covenant Adjusted EBITDA was $431.7 million, an increase of 21% compared to FY 2022. Cash and cash equivalents, short-term investments, and long-term investments totalled $3,236.7 million as of December 31, 2023 while long-term debt was $1,005.0 million. Thus, total cash and investments, net of debt, as of December 31, 2023 was $2,231.7 million. Our liquidity has never been better.
- Our fully diluted share count, consisting primarily of shares issued and outstanding of Class A and Class B common stock, stock options outstanding, and unvested RSUs outstanding, was 715.0 million shares as of December 31, 2023, an increase of 3.7% as of December 31, 2022.

The results in Q4 2023 were strong for a number of reasons:

First, our growth is driven by two mutually reinforcing network effects: content and social. Great content attracts large audiences and a lot of engagement. In 2023, we had more experiences with daily audiences of greater than one million than we have ever had. In Q4 2023, daily active users (DAUs) reached 71.5 million, an all-time high and an increase of 22% year-over-year; hours engaged were 15.5 billion, a record for any fourth quarter on Roblox and an increase of 21% year-over-year. Both metrics were disproportionately driven by growth among older users and users in international markets.

Second, monthly unique payers (MUPs) grew by 18% in Q4 to 15.9 million and average bookings per MUP grew by 6% to an all-time high of $23.65. Per payer monetization was 5% higher than the prior peak in Q4 2020, which occurred during the pandemic.

Third, consistent with our goal of reaching users on all platforms, in Q4, Roblox became available on Meta Quest and Sony Playstation. Our platform expansion efforts allowed us to attract new users and that made the overall network more useful and valuable.

Fourth, consistent with our recent messaging, the growth rates in operating expenses related to certain infrastructure and trust & safety, and personnel (excluding stock-based compensation expense) were slower than the growth rate of bookings.

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Finally, capital expenditures in Q4 2023 were $65.2 million, down significantly from capital expenditures of $157.2 million in Q4 2022. In general, we expect these trends to continue - we believe the amount of high quality content on Roblox will continue to grow; more users will become payers and payers will generally spend more as time goes on; and we will benefit from the growth of both Meta Quest and Sony Playstation. In addition, we expect to scale our brand-related microtransaction and advertising business over time as more companies invest in building presence on Roblox. As a result, as we said at Investor Day last November, we believe we can maintain 20%� year-over-year topline growth through 2027. Further, we have come through a major investment cycle and also believe we can continue to manage operating expense growth and capital expenditures, allowing us to increase margins by 100 - 300 basis points per year and deliver on our commitment to increase cash flow. 3

Liquidity: As of December 31, 2023, the balances of our liquidity components were: ● Cash and cash equivalents: $678.5 million ● Short-term investments: $1,514.8 million ● Long-term investments: $1,043.4 million ● Minus: Carrying amount of the senior notes due 2030 �$990.3 million) and the portion of the non-eliminated carrying amount of notes due 2026 issued by the Company’s fully consolidated joint venture �$14.7 million), or $1,005.0 million1 in total. ● Cash and cash equivalents plus short-term and long-term investments totaled $3,236.7 million in Q4 2023 and $2,977.5 million in Q4 2022 ● Net liquidity (cash, cash equivalents and investments less debt) was $2,231.7 million Our Covenant Adjusted EBITDA, which is used in certain covenant calculations specified in the indenture governing our senior notes due 2030, and is not calculated in accordance with GAAP, was $259.6 million in Q4 2023. See below for the calculation of our Covenant Adjusted EBITDA. For additional GAAP results see our Q4 2023 earnings release and supplemental materials accessible at ir.roblox.com and our Annual Report on Form 10�K for the year ended December 31, 2023, when available. 1 $990.3 million represents the net carrying amount of the senior notes due 2030 and $14.7 million represents the portion of the non-eliminated carrying amount of notes due 2026 issued by the Company’s fully consolidated joint venture, each as of December 31 2023. The principal amounts of the 2030 Notes and 2026 Notes were $1.0 billion and $14.7 million, respectively. 4

Guidance:

When we announced at Investor Day that we would begin giving financial guidance, the most common question we received concerned our guidance strategy. We will try to strike a balance between being too conservative and calling into question our confidence in the business, and being too aggressive thereby increasing the risk of missing guidance.

Over the course of 2023, our year-over-year bookings growth by quarter was: 23% in Q1; 22% in Q2; 20% in Q3; and 25% in Q4. For the full year, we grew bookings by 23%.

Given those data points, our comments above, and the current visibility we have in our business, our bookings guidance for both Q1 2024 and the full year 2024 has 20% growth at the midpoint of our ranges. Further, we believe that we can add 100 - 300 basis points to margins each year while continuing to invest in innovation by hiring great talent, building reliable and performant infrastructure, ensuring the safety of our platform, and investing in the Roblox developer community.

Management guidance is as follows:

For fiscal 2024:

- Revenue of $3,300 million - $3,400 million. Our revenue guidance assumes that there are no material changes in estimates used in our revenue recognition, such as the average lifetime of a paying user.
- Bookings of $4,140 million - $4,280 million. At the midpoint of the range, bookings would be approximately 20% higher than FY 2023 bookings of $3,520.8 million.
- Consolidated net loss between $(1,400) million - $(1,365) million.
- Adjusted EBITDA between $(150) million - $(115) million **(A)**, which includes:
  - Increase in deferred revenue between $852 million - $892 million
  - Increase in deferred cost of revenue between $(172) million - $(177) million
  - The total of these changes in deferrals between $680 million - $715 million **(B)**

(A) + **(B)** = Covenant Adjusted EBITDA[2]

[2] Refer to the Liquidity section above for further discussion on and the calculation of Covenant Adjusted EBITDA, which is used in certain covenant calculations specified in the indenture governing our senior notes due 2030, and excludes the impact from changes in deferred revenue and deferred cost of revenue.

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For Q1 2024:

- Revenue of $755 million - $780 million. Our revenue guidance assumes that there are no material changes in estimates used in our revenue recognition, such as the average lifetime of a paying user.
- Bookings between $910 million - $940 million which puts the middle of the range at 20% growth over Q1 2023 bookings of $773.8 million.
- Consolidated net loss between $(347) million - $(342) million.
- Adjusted EBITDA between $(55) million - $(50) million **(A)**, which includes:
    - Increase in deferred revenue between $158 million - $163 million
    - Increase in deferred cost of revenue between $(33) million - $(35) million
    - The total of these changes in deferrals between $125 million - $128 million **(B)**

    (A) + **(B)** = Covenant Adjusted EBITDA[3]

We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue, because we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings.

[3] Refer to the Liquidity section above for further discussion on and the calculation of Covenant Adjusted EBITDA, which is used in certain covenant calculations specified in the indenture governing our senior notes due 2030, and excludes the impact from changes in deferred revenue and deferred cost of revenue.

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EARNINGS Q&A SESSION We will host a live Q&A session to answer questions regarding our fourth quarter 2023 and full fiscal year 2023 results on Wednesday, February 7, 2024 at 5�30 a.m. Pacific Time/8�30 a.m. Eastern Time. The live webcast and Q&A session will be open to the public at ir.roblox.com and we invite you to join us and to visit our investor relations website at ir.roblox.com to review supplemental information. 7

Forward-Looking Statements

This letter and the live webcast and Q&A session which will be held at 5:30 a.m. Pacific Time/8:30 a.m. Eastern Time on Wednesday, February 7, 2024 contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our vision to connect one billion global DAUs, our efforts to improve the Roblox Platform, our immersive advertising efforts, the use of artificial intelligence ("AI") on our platform, our efforts related to communications products, our economy and product efforts related to creator earnings tools, branding and new partnerships, our business, product, strategy and user growth, our investment strategy, including our opportunities for and expectations of improvements in financial and operating metrics, including operating leverage, free cash flow, operating expenses and capital expenditures, our expectation of successfully executing such strategies and plans, disclosures and future growth rates, benefits from agreements with third-party cloud providers, estimates about our data center capacity, our expectations of future net losses and net cash provided by operating activities, statements by our Chief Executive Officer and Chief Financial Officer, and our outlook and guidance for first quarter and full year 2024, and future periods. These forward-looking statements are made as of the date they were first issued and were based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as "expect," "vision," "envision," "evolving," "drive," "anticipate," "intend," "maintain," "should," "believe," "continue," "plan," "goal," "opportunity," "estimate," "predict," "may," "will," "could," and "would," and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the "SEC"), including our annual reports on Form 10-K, our quarterly reports on Form 10-Q and other filings and reports we make with the SEC from time to time. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our ability to successfully execute our business and growth strategy; the sufficiency of our cash and cash equivalents to meet our liquidity needs, including the repayment of our senior notes; the demand for our platform in general; our ability to retain and increase our number of users, developers, and creators; the impact of inflation and global economic conditions on our operations; the impact of changing legal and regulatory requirements on our business, including the use of verified parental consent; our ability to develop enhancements to our platform, and bring them to market in a timely manner; our ability to develop and protect our brand and build new partnerships; any misuse of user data or other undesirable activity by third parties on our platform; our ability to maintain the security and availability of our platform; our ability to detect and minimize unauthorized use of our platform; and the impact of AI on our platform, users, creators, and developers. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from our expectations is included in the reports we have filed or will file with the SEC, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q.

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The forward-looking statements included in this letter represent our views as of the date of this letter. We anticipate that subsequent events and developments will cause our views to change. However, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this letter. 9

Non-GAAP Financial Measures This letter contains the non-GAAP financial measure bookings, the non-GAAP financial measure free cash flow, and the non-GAAP financial measure Adjusted EBITDA. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information may be helpful to investors because it provides consistency and comparability with past financial performance. Bookings is defined as revenue plus the change in deferred revenue during the period and other non-cash adjustments. Substantially all of our bookings are generated from sales of virtual currency, which can ultimately be converted to virtual items on the Roblox Platform. Sales of virtual currency reflected as bookings include one-time purchases and monthly subscriptions purchased via payment processors or through prepaid cards. Bookings also include an insignificant amount from advertising and licensing arrangements. We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue as a result of the fact that we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings. By removing these non-cash adjustments, we are able to measure and monitor our business performance based on the timing of actual transactions with our users and the cash that is generated from these transactions. Free cash flow represents the net cash provided by operating activities less purchases of property, equipment, and intangible assets acquired through asset acquisitions. We believe that free cash flow is a useful indicator of our unit economics and liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after the purchases of property, equipment, and intangible assets acquired through asset acquisitions, can be used for strategic initiatives. Adjusted EBITDA represents our GAAP consolidated net loss, excluding interest income, interest expense, other income/(expense), provision for/(benefit from) income taxes, depreciation and amortization expense, stock-based compensation expense, and certain other nonrecurring adjustments and differs from Covenant Adjusted EBITDA which is used in certain covenant calculations specified in the indenture governing our senior notes due 2030. We believe that, when considered together with reported GAAP amounts, Adjusted EBITDA is useful to investors and management in understanding our ongoing operations and ongoing operating trends. Our definition of Adjusted EBITDA may differ from the definition used by other companies and therefore comparability may be limited. Refer to the Liquidity section below for further discussion on and the calculation of Covenant Adjusted EBITDA. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial information as a tool for comparison. As a result, our non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP. 10

Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP financial measure used in this letter are included at the end of this letter. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measures. Liquidity Covenant Adjusted EBITDA is used in certain covenant calculations specified in the indenture governing our senior notes due 2030 that is not calculated in accordance with GAAP and may not conform to the calculation of EBITDA or adjusted EBITDA by other companies. Covenant Adjusted EBITDA should not be considered as a substitute for net loss as determined in accordance with GAAP and by other companies. We believe that, when considered together with reported amounts, Covenant Adjusted EBITDA is useful for our investors and management for purposes of analyzing our compliance with certain covenants specified in the indenture governing our senior notes due 2030 and may influence our ability to issue additional debt and enter into certain other transactions in the future. Covenant Adjusted EBITDA should be considered in connection with our consolidated financial statements and results presented in accordance with GAAP. Refer to the Liquidity and Capital Resources of our Annual Report on Form 10�K for the quarter and year ended December 31, 2023 for more information. 11

GAAP to Non-GAAP Reconciliations and Calculation of Covenant Adjusted EBITDA

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2023	2022	2023	2022
Reconciliation of revenue to bookings:	(dollars in thousands)		(dollars in thousands)	
Revenue	$ 749,939	$ 579,004	$ 2,799,274	$ 2,225,052
Add (deduct):				
Change in deferred revenue	382,196	325,450	742,308	662,378
Other	(5,313)	(5,020)	(20,802)	(15,172)
Bookings	$ 1,126,822	$ 899,434	$ 3,520,780	$ 2,872,258

The following table presents a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2023	2022	2023	2022
Reconciliation of net cash provided by operating activities to free cash flow:	(dollars in thousands)		(dollars in thousands)	
Net cash provided by operating activities	$ 143,305	$ 119,219	$ 458,180	$ 369,296
(Deduct):				
Acquisition of property and equipment	(65,197)	(157,205)	(320,667)	(426,163)
Purchases of intangible assets	—	—	(13,500)	(1,500)
Free cash flow	$ 78,108	$ (37,986)	$ 124,013	$ (58,367)

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The following table presents the calculation of Covenant Adjusted EBITDA in accordance with the terms of the indenture governing our senior notes due 2030, for each of the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2023	2022	2023	2022
Calculation of Covenant Adjusted EBITDA:	(dollars in thousands)		(dollars in thousands)	
Consolidated net loss	$ (325,340)	$ (291,485)	$ (1,158,937)	$ (934,141)
Add (deduct):				
Interest income	(39,530)	(21,636)	(141,818)	(38,842)
Interest expense	10,298	10,008	40,707	39,903
Other (income)/expense, net	(898)	(1,988)	527	5,744
Provision for/(benefit from) income taxes	277	3,202	454	3,552
Depreciation and amortization	54,531	42,538	208,142	130,083
Stock-based compensation expense	250,679	169,456	867,967	589,498
RTO severance charge[1]	5,228	—	5,228	—
Other non-cash charges[2]	—	—	6,988	—
Change in deferred revenue	382,196	325,450	742,308	662,378
Change in deferred cost of revenue	(77,805)	(52,530)	(139,879)	(101,719)
Covenant Adjusted EBITDA	$ 259,636	$ 183,015	$ 431,687	$ 356,456

[1] Relates to cash severance costs associated with the Company's return-to-office ("RTO") plan announced in October 2023, which requires a subset of the Company's remote employees to begin working from the San Mateo headquarters for three days a week, beginning in the summer of 2024.

[2] Includes impairment expenses related to certain operating lease right-of-use assets and related property and equipment.

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Guidance

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented:

	Three Months Ended March 31, 2024		Twelve Months Ended December 31, 2024	
	Low	High	Low	High
Reconciliation of revenue to bookings:	(dollars in thousands)		(dollars in thousands)	
Revenue	$ 755,000	$ 780,000	$ 3,300,000	$ 3,400,000
Add (deduct):				
Change in deferred revenue	158,000	163,000	852,000	892,000
Other	(3,000)	(3,000)	(12,000)	(12,000)
Bookings	$ 910,000	$ 940,000	$ 4,140,000	$ 4,280,000

The following table presents a reconciliation of consolidated net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, for each of the periods presented:

	Three Months Ended March 31, 2024		Twelve Months Ended December 31, 2024	
	Low	High	Low	High
Reconciliation of consolidated net loss to Adjusted EBITDA:	(dollars in thousands)		(dollars in thousands)	
Consolidated net loss	$ (347,000)	$ (342,000)	$ (1,400,000)	$ (1,365,000)
Add (deduct):				
Interest income	(38,000)	(38,000)	(160,000)	(160,000)
Interest expense	11,000	11,000	42,000	42,000
Provision for/(benefit from) income taxes	1,000	1,000	4,000	4,000
Depreciation and amortization	58,000	58,000	224,000	224,000
Stock-based compensation expense	260,000	260,000	1,140,000	1,140,000
Adjusted EBITDA[1]	$ (55,000)	$ (50,000)	$ (150,000)	$ (115,000)

[1] Adjusted EBITDA includes the impact from changes in deferred revenue and deferred cost of revenue; refer to the Liquidity section above for further discussion on and the calculation of Covenant Adjusted EBITDA, which is used in certain covenant calculations specified in the indenture governing our senior notes due 2030, and excludes the impact from changes in deferred revenue and deferred cost of revenue.

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